Form of Letter To Registered Holders & Depository Trust
LETTER TO REGISTERED HOLDERS &
DEPOSITORY TRUST

ORMAT FUNDING CORP.

Letter to Registered Holders and
Depository Trust Company Participants

for Tender of all Outstanding
8 1/4% Senior Secured Notes Due 2020

in Exchange for

8 1/4% Senior Secured Notes Exchange Due 2020
that Have Been Registered Under the Securities Act of 1933

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 11, 2005, UNLESS EXTENDED (THE "EXPIRATION DATE"). TENDERS IN THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

To Registered Holders and Depository Trust Company Participants:

We are enclosing herewith the material listed below relating to the offer by Ormat Funding Corp., a Delaware corporation, to exchange its 8 1/4% Senior Secured Notes due 2020 (the "private notes") for a like principal amount of Ormat Funding's issued and outstanding 8 1/4% Senior Secured Exchange Notes due 2020 (the "exchange notes") which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), upon the terms and subject to the conditions set forth in the prospectus, dated February 7, 2005, and the related Letter of Transmittal (which together constitute the "exchange offer").

Enclosed herewith are copies of the following documents:

1.	Prospectus dated February 7, 2005;

2.	Letter of Transmittal (together with accompanying Substitute Form W-9 Guidelines);

3.	Notice of Guaranteed Delivery;

4.	Letter that may be sent to your clients for whose account you hold private notes in your name or in the name of your nominee;

5.	Letter that may be sent from your clients to you with such clients' instruction with regard to the exchange offer (included in item 4 above); and

6.	Letter to the holders of private notes.

We urge you to contact your clients promptly. Please note that the exchange offer will expire on the Expiration Date unless extended. The exchange offer is not conditioned upon any minimum number of private notes being tendered.

Pursuant to the Letter of Transmittal, each holder of private notes will represent to Ormat Funding that:

•	the exchange notes acquired in exchange for private notes pursuant to the exchange offer are being acquired in the ordinary course of business of the person receiving such exchange notes, whether or not the holder;

•	the holder is not participating in, and has no arrangement with any person to participate in, the distribution of exchange notes within the meaning of the Securities Act; and

•	neither the holder nor any such other person is an "affiliate" (within the meaning of Rule 405 under the Securities Act) of Ormat Funding or a broker-dealer tendering exchange notes acquired directly from Ormat Funding.

If the holder is a broker-dealer that will receive exchange notes for its own account in exchange for private notes, it acknowledges that it will deliver a prospectus in connection with any resale of such exchange notes.

The enclosed Letter to Clients contains an authorization by the beneficial owners of the private notes for you to make the foregoing representations.

Ormat Funding will not pay any fee or commission to any broker or dealer or to any other persons (other than the exchange agent) in connection with the solicitation of tenders of exchange notes pursuant to the exchange offer. Ormat Funding will pay or cause to be paid any transfer taxes payable on the transfer of private notes to it, except as otherwise provided in Instruction 7 of the enclosed Letter of Transmittal.

Additional copies of the enclosed materials may be obtained from the exchange agent by calling Union Bank of California, N.A. at (213) 972-5669.

Very truly yours,

ORMAT FUNDING CORP.